UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
November 1, 2010
Date of Report (Date of earliest event reported)

SIGMATRON INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-23248 (Commission File Number )	36-3918470 (I.R.S. Employer Identification No.)
2201 Landmeier Road, Elk Grove Village, Illinois 60007
(Address of principal executive offices)                    (Zip Code)
(847) 956-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 1, 2010, the Board of Directors (the “Board”) of SigmaTron International, Inc. (the “Company”), adopted (a) the SigmaTron International, Inc. Employee and Director Bonus Plan (the “Company Plan”), a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and (b) the SigmaTron International, Inc. 2011 Officer Bonus Plan (the “2011 Officer Plan” and, collectively with the Company Plan, the “Plans”), a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The following is only a summary of the Plans, and in the event of any inconsistencies between the summary below and the Plans themselves, the Plans shall control. The stated purposes of the Plans are to align stockholder, employee and director objectives, to motivate employees and directors of the Company to achieve above-average return on investment based on Company and individual performance and to increase shareholder value. The Company Plan will be administered and interpreted by the Compensation Committee of the Company (the “Committee”), the rules for the administration, interpretation and application of each Plan being subject to adoption, modification and revocation by the Board. Each Plan, as a whole, is also subject to amendment, suspension or termination by the Board.
The Company Plan.
The Company Plan applies to all U.S. payroll non-union employees of the Company (“Employee Participants”), all full-time employees of the Company with a corporate position of vice president or higher (“Officers”) and all members of the Board of Directors of the Company who are not also employees of the Company (“Directors”).
Pursuant to the Company Plan, a Bonus Pool shall be created under the Company Plan if the Company’s return on net assets (as calculated in the manner set forth in the Company Plan and referred to herein and in the Plan as “RONA”) for a particular fiscal year approaches, meets or exceeds the Target. The Board has initially established the Target at the point when RONA equals 7%. The size of the Bonus Pool, if one is created, will be calculated based upon a percentage of the Company’s Pre-Tax Income (which shall be reduced by the amount of the Officer Plan Bonus Pool, discussed below, if one is established) for the fiscal year in question, which percentage is also set by the Board. The Board has initially established that the Bonus Pool will equal 10% of the Company’s Pre-Tax Income if RONA equals 80% of the Target (i.e., when RONA equals 5.6%, based on the current Target), climbing in steps to 25% of the Company’s Pre-Tax Income if RONA equals or exceeds 26%. No Bonus Pool will be established in any year in which the Company’s RONA is less than 80% of the then-applicable Target. The Target and the size of the Bonus Pool may be adjusted or amended by the Board or the Committee.
If a Bonus Pool is established under the Company Plan, it will be subdivided into a Fixed Bonus Pool, to which 80% of the overall Bonus Pool shall be allocated, and a Discretionary Bonus Pool, to which the remaining 20% of the overall Bonus Pool shall be allocated. The Fixed Bonus Pool will be distributed as follows:

•	55% to Officers, 80% of which will be distributed to the Officers based upon each Officer’s position and responsibility and is non-discretionary; the remainder of this portion will be distributed as determined by the Committee, with certain input from the CEO.

•	35% to Employee Participants who are neither Officers of the Company nor direct or indirect labor employees of the Company located in California, allocated as determined by the CEO.

•	10% to Directors, allocated in equal portions to each Director.
The CEO will determine the amount of the Discretionary Bonus Pool to be allocated to the Officers, subject to the Committee’s approval. The remainder of the Discretionary Bonus Pool shall be allocated to and distributed to the other Employee Participants as determined by the CEO.
The 2011 Officer Plan.
The 2011 Officer Plan applies to all full-time employees of the Company with a corporate position of vice president or higher (“Participants”), and establishes the terms and conditions upon which the Company intends to pay cash bonuses in the aggregate totaling $200,000 to eligible Participants for the Company’s 2011 fiscal year. Bonuses under the 2011 Officer Plan will be paid only if (1) the Company’s Pre-Tax Income for the 2011 fiscal year equals or exceeds $1,500,000 and (2) the Company is in compliance with all covenants under the Company’s primary credit facility at the end of the 2011 fiscal year without obtaining a waiver from the lender. The Company’s CEO is responsible for submitting a proposed allocation of the Bonus Pool amongst the eligible Participants to the Committee, which shall review such proposal and is responsible for making a Bonus Pool allocation recommendation to the Board.

ITEM 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
Exhibit 10.1	SigmaTron International, Inc. Employee and Director Bonus Plan
Exhibit 10.2	SigmaTron International, Inc. 2011 Officer Bonus Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMATRON INTERNATIONAL, INC.
Date: November 4, 2010	By:	/s/ Gary R. Fairhead
		Name:	Gary R. Fairhead
		Title:	President and Chief Executive Officer